Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165870 on Form S-8 of CRH public limited company of our report dated June 30, 2021, relating to the financial statements and supplemental schedule of CRH Americas 401(k) Plan appearing in this Annual Report on Form 11-K of CRH Americas 401(k) Plan for the year ended December 31, 2020.

/s/ Deloitte & Touch LLP

Atlanta, Georgia
June 29, 2021